EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WAYLAND HICKS BECOMES CHIEF EXECUTIVE OFFICER

OF UNITED RENTALS

GREENWICH, CT, December 15, 2003 — United Rentals, Inc. (NYSE: URI) announced today that Wayland Hicks has become chief executive officer in accordance with the company’s previously announced succession plan. He succeeds Bradley Jacobs, who remains chairman. Mr. Hicks has served as chief operating officer since 1997.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves 1.8 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.6 billion.

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com